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                DIAGNOSTIC PRODUCTS CORPORATION AND SUBSIDIARIES
                                   EXHIBIT 11
                       COMPUTATION OF NET INCOME PER SHARE

                                                                Year Ended December 31,
                                              ----------------------------------------------------------
                                                   1993                   1994                   1995
                                                   ----                   ----                   ----
Primary earnings per share:

  Average common stock outstanding              13,149,609             13,002,218             13,208,942

  Average dilutive common stock
    options outstanding                          1,145,645              1,176,009              1,274,127

  Shares assumed to be repurchased
    under treasury stock method at
    an average market price of:

           22.03                                  (667,926)

           20.91                                                         (670,258)

           35.93                                                                                (635,816)
                                              ------------           ------------            -----------
TOTAL                                           13,627,328             13,507,969             13,847,253
                                              ============           ============            ===========

NET INCOME                                    $ 14,166,000           $ 16,700,000            $24,169,000
                                              ============           ============            ===========

PER COMMON SHARE AMOUNT                             $ 1.04                 $ 1.24                  $1.75
                                              ============           ============            ===========


                                   EXHIBIT 11